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                                                                    EXHIBIT 11.1

                             FORTE SOFTWARE, INC.
                 COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           YEARS ENDED MARCH 31,
                                                         ------------------------
                                                       1996         1997        1998
                                                       ----         ----        ----
Denominator:
Denominator for basic net income (loss) per
  share--weighted average common
  shares outstanding...............................   4,874       18,458      19,334
Effect of dilutive securities-
Stock options and warrants(1)......................    -           2,652        -
                                                      -----       ------      ------
Denominator for diluted earnings per share.........   4,874       21,110      19,334


Net income (loss).................................. $(1,988)      $7,249    $(14,177)
                                                    --------      ------    ---------

Net income (loss) per share--basic.................   $(0.41)       $0.39      $(0.73)
                                                     -------       -----      -------

Net income (loss) per share--diluted...............   $(0.41)       $0.34      $(0.73)
                                                     -------       -----      -------
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(1)  Excluded as anti-dilutive in loss periods.